Exhibit 10.60
AMENDMENT NUMBER FIVE TO THE
METLIFE LEADERSHIP DEFERRED COMPENSATION PLAN
(As amended and restated with respect to salary and Cash Incentive Compensation January 1,
2005, and with respect to Stock Compensation April 15, 2005)
     The MetLife Leadership Deferred Compensation Plan is hereby amended, effective January 1, 2011, as follows:
1. Section 8 is hereby amended to read as follows:

“8.
Matching Contribution. If a Participant has a valid deferral election to make contributions to SIP or the MetLife Bank 401(k) Plan throughout a calendar year, the Participant’s Matching Contribution Account shall be credited with the amount of Matching Contribution (if any) with which the Participant’s SIP or MetLife Bank 401(k) Plan account would have been credited under the terms and provisions of such plan without application of certain Tax Code limitations under Code sections 415 and 401(a)(17) with respect to compensation deferred into this Plan. Notwithstanding the foregoing, no Matching Contributions shall be credited in favor of a Participant during the suspension of such Participant’s deferrals pursuant to Section 4.7 of this Plan. A Participant’s Matching Contribution Account shall vest or be forfeited to the same extent, and on the same vesting schedule, that such Matching Contributions would have vested or been forfeited under the terms of SIP, notwithstanding any accelerated vesting under the SIP for individuals who transfer to MetLife Bank.”

2. Section 22.11, “Eligible Associate”, is hereby amended by adding new subsection (d) as follows:

“(d) an individual to whom an offer of employment in compensation grades 120 through 123 has been made, who is selected by the Plan Administrator for eligibility and has been so notified.”
3. Section 22.24, “Officer”, is hereby amended to read as follows:

“22.24.
“Officer” shall mean each individual who is employed by a MetLife Company paid from the United States in United States currency and whose compensation is in an officer or officer-equivalent grades level, each as determined by the Plan Administrator in its discretion. For eligibility to defer compensation, grade levels 32 and 120 through 123 are included in this definition.”

4. Section 22.29, “Qualifying Employee”, subsection (a) is hereby amended to read as follows:

(a) classified in compensation grade 090, 112 through 119 or 152 through 161 and who earned annual total cash compensation (without regard to benefitability under the terms of SIP), for the twelve (12) months immediately preceding October 1 of the year prior to the year subject to the Deferral Election or in such twelve (12) month period otherwise designated by the Plan Administrator, in excess of the compensation limit under Section 401(a)(17) of the Code (as indexed annually for inflation) for the year the deferral election is filed;”

IN WITNESS WHEREOF, the Plan Administrator has caused this Amendment to be adopted this 16th day of December, 2010.

PLAN ADMINISTRATOR

/s/ Andrew J. Bernstein
Andrew J. Bernstein
ATTEST:

/s/ Candice Martin

Amendment Number Five to The MetLife Leadership Deferred Compensation Plan